UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

RTI BIOLOGICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RTI BIOLOGICS, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of RTI Biologics, Inc., to be held on Tuesday, July 29, 2008 at 9:00 a.m., Eastern Time, at the Delamar Greenwich Harbor, 500 Steamboat Road, Greenwich, CT 06830.

The accompanying formal Notice of Meeting and Proxy Statement sets forth proposals for your consideration this year. You are being asked to elect four directors to serve for a term of three years.

At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,

Brian K. Hutchison
Chairman and Chief Executive Officer

June 26, 2008

RTI BIOLOGICS, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice Is Hereby Given that the Annual Meeting of Stockholders of RTI Biologics, Inc. will be held on Tuesday, July 29, 2008 at 9:00 a.m., Eastern Time, at the Delamar Greenwich Harbor, 500 Steamboat Road, Greenwich, CT 06830, for the following purposes:

(1)	To elect four directors to serve for the ensuing three years; and

(2)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 16, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if you mail the proxy in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

Thomas F. Rose
Executive Vice President, Chief Financial Officer and Secretary

Alachua, Florida

June 26, 2008

PROXY STATEMENT

RTI BIOLOGICS, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Policy Solicitation

This Proxy Statement (first mailed on or about June 26, 2008) is furnished to the holders of our common stock as part of the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders or at any adjournment thereof. The Annual Meeting will be held on Tuesday, July 29, 2008 at 9:00 a.m., Eastern Time, at Delamar Greenwich Harbor, 500 Steamboat Road, Greenwich, CT 06830.

We are holding the Annual Meeting in order to elect four directors for the ensuing three years.

Management is not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on these matters.

Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

Revocability and Voting of Proxy

We are enclosing a form of proxy for use at the Annual Meeting and a return envelope for the proxy. You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) voting in person at the Annual Meeting. Shares of our common stock represented by properly executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies.

Record Date and Voting Rights

On June 16, 2008, there were outstanding 54,558,953 shares of our common stock, par value $0.001 per share, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on June 16, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Proxies received but marked “ABSTAIN” and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the National Association of Securities Dealers, Inc. (the “NASD”), member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), NYSE-member brokers who hold shares of our common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are permitted to vote on the election of our directors.

The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Votes marked “ABSTAIN” and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board is divided into three classes with each director serving a three-year term and one class being elected each year. Messrs. Gearen, Odrich, Smith and Henseler are in the class of directors whose term expires in 2008. Each of these individuals will serve as a director until his term ends, subject to his earlier death, resignation or removal.

At the Meeting, our stockholders will elect four directors to serve a three-year term until the 2011 Annual Meeting of Stockholders. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of the nominees named below. In the event any nominee should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each nominee has been nominated for election to our Board by our Board of Directors and each has consented to serve if elected.

The nominees and our continuing directors, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

Director	Age	Year First Became Director	Employment History
NOMINEES FOR ELECTION FOR A TERM ENDING 2008

Peter F. Gearen	60	1998	Dr. Gearen has served as a member of our Board of Directors since we began operations in February 1998. Dr. Gearen was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. Dr. Gearen also has been an Associate Professor of Orthopedics at the University of Florida College of Medicine since 1993. Dr. Gearen was appointed Chairman of the Department of Orthopedics in May 2002. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School.

Michael J. Odrich	44	1998	Mr. Odrich has served as a member of our Board of Directors since we began operations in February 1998. Mr. Odrich is a Managing Director of Lehman Brothers, Inc. and head of its Private Equity Division. Mr. Odrich also is a member of the Lehman Brothers Management Committee and Investment Committee. Mr. Odrich has served as a director of Active Software, Inc. since 1997 and PEMSTAR, Inc. since 1998. Mr. Odrich holds a B.A. from Stanford University and received an M.B.A. from Columbia University.

Adrian J. R. Smith	63	2008	Mr. Smith joined our Board of Directors upon the closing of our merger with Tutogen Medical, Inc. in February 2008. Mr. Smith has been the Chief Executive Officer of The Woolton Group since 1997. He is also the Non-Executive Chairman of Gaming VC S.A., and a Non-Executive Director of Byotrol plc. His business career includes 13 years in the professional services industry and 24 years with two Fortune 500 companies. He has been a Global Managing Partner,

			Marketing & Communication at Deloitte Touche Tohmatsu, the Chief Executive Officer of Grant Thornton LLP, and a Managing Partner at Arthur Andersen in the early to mid-1990’s. He held senior international management roles with Ecolab Inc. and also with Procter & Gamble. He serves on the board of the Education Foundation of Indian River County in Florida.

Udo Henseler, Ph.D.	68	2008	Dr. Henseler, Ph.D., joined our Board of Directors upon the closing of our merger with Tutogen Medical, Inc. in February 2008. Dr. Henseler has been the President and proprietor of Management Services International, a private business, since 1994. MSI provides business development services for biotechnology and life sciences firms at various stages of their corporate evolution. From 2002 to 2005, Dr. Henseler was the Chief Executive Officer and Chairman of eGene, Inc., a public biotechnology company, and further served as a Director in 2006. Dr. Henseler has over forty (40) years combined global public and private company leadership experience in the biopharmaceutical and life science sectors, including positions as Director, Board Chair, Audit Committee Chair, Chief Executive Officer, Chief Financial Officer, and Executive Vice President. He also taught at the now Peter F. Drucker and Masatoshi Ito Graduate School of Management, CGU. Dr. Henseler earned his B.A. in Germany, an MBA from Fairleigh Dickinson University in New Jersey, and Master’s and Ph.D. degrees from the Claremont Graduate University in Claremont, California. Dr. Henseler is also a Certified Public and Certified Management Accountant and currently serves as Director and Chair of the Audit Committee of Spire Corporation, a public company.

CONTINUING DIRECTOR TERM ENDING 2009

Philip R. Chapman	47	1998	Mr. Chapman has served as a member of our Board of Directors since we began operations in February 1998. Mr. Chapman is the President of Venad Administrative Services, Inc., and has been a general partner of Adler & Company since 1995. From 1991 until 1995, Mr. Chapman served as a principal of Adler & Company. From 1981 until 1989, Chapman served as a senior consultant at Booz Allen & Hamilton International. Mr. Chapman is also a Director of Shells Seafood Restaurants, Inc. Mr. Chapman holds a bachelor’s degree and masters of business administration degree from Columbia University.

Gregory P. Rainey	55	2007	Mr. Rainey joined our Board of Directors in March 2007. Mr. Rainey is the President of CCI Performance Group, a sales and marketing consulting company. Prior to opening CCI Performance Group in 2004, Mr. Rainey served 10 years with Stryker Corporation, a leading worldwide medical products and services company, most recently for four years as Vice President of Sales for Stryker’s Orthopedic Division. Previous to Stryker, Mr. Rainey served as Director of Sales for Joint

			Medical Corporation, as well as sales positions with U.S. Surgical Corporation. Mr. Rainey earned a bachelor’s degree in biology from Loyola University.

Guy L. Mayer	56	2008	Mr. Mayer joined our Board of Directors and was named President of RTI Biologics in February 2008. He previously served as President and Chief Executive Officer of Tutogen Medical, Inc. from January 2005 until our merger with Tutogen Medical in February, 2008. In his role at RTI Biologics, Mr. Mayer oversees all aspects of marketing and distribution through medical device companies. Prior to Tutogen, Mr. Mayer served for two years as Chairman and Chief Executive Officer of Visen Medical, a private biotech company focused on Molecular Imaging technologies. Prior to Visen, he served three years as President and Chief Executive Officer of ETEX Corporation, a private biomedical company based in Cambridge, Mass. For 13 years prior to joining ETEX, Mayer held various senior positions at Zimmer Inc., then a division of Bristol Myers Squibb, with sales in excess of $1.2 billion. Mr. Mayer is a graduate of the University of Ottawa and currently serves on the Board of Directors of Spire Corporation, as well as a number of private companies.

CONTINUING DIRECTOR TERM ENDING 2010

Brian K. Hutchison	49	2001	Mr. Hutchison was named Chairman and Chief Executive Officer for RTI Biologics in February 2008. He joined RTI in December 2001 as President and Chief Executive Officer and was elected Chairman of the Board of Directors in December 2002. In his role at RTI, Mr. Hutchison oversees all aspects of the company and its affiliates. He serves on the Board of Directors for the United Way of North Central Florida. Mr. Hutchison spent the previous 12 years with Stryker Corporation. He served most recently as Vice President, Worldwide Product Development and Distribution. A native of Muskegon, Mich., Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development

David J. Simpson	61	2002	Mr. Simpson has served as a member of our Board of Directors since October 2002. Mr. Simpson formerly served as Chief Financial Officer and Secretary of Stryker Corporation from June 1987 until January 1, 2003, and served as a non-executive officer of Stryker Corporation until December 31, 2007. Mr. Simpson earned a bachelor’s degree of business administration in accounting and finance from Western Michigan University and attended the Advanced Management Program at Harvard University. Mr. Simpson also serves on the Board of Directors of Kinetic Concepts, Inc., a medical technology company.

Julianne Bowler	45	2007	Ms. Bowler joined our Board of Directors in May 2007. Ms. Bowler served as commissioner of insurance for the Massachusetts Division of Insurance, based in Boston, Mass, from March 2002 to January 2007. Ms. Bowler has more than 10 years of experience in insurance regulation and health policy for companies such as Blue Cross Blue Shield of Massachusetts and the University of Massachusetts Medical Center, including 9 years with the Massachusetts Division of Insurance. Ms. Bowler has a bachelor’s degree in philosophy from Assumption College in Worcester, Mass., and a master’s degree in philosophy from the University of Dallas in Dallas, Texas. Ms. Bowler was a doctoral candidate in biomedical ethics at Georgetown University in Washington, D.C., and received her master’s degree in business administration with a concentration in finance from the University of Massachusetts in Boston, Mass.

Roy D. Crowninshield, Ph.D.	59	2008	Dr. Crowninshield, Ph.D. joined our Board of Directors in February 2008. Dr. Crowninshield was the Chairman of the Board for Tutogen Medical, Inc. from July 2004 to February 2008, and was the Interim Chief Executive Officer from July 2004 to December 2004. Prior to joining Tutogen, Dr. Crowninshield served twenty-one (21) years in various capacities at Zimmer Holdings, Inc., including President of Zimmer’s U.S. operations and most recently as the Company’s Chief Scientific Officer. Prior to joining Zimmer, Inc. in 1983, he was a faculty member at the University of Iowa where he led many research projects evaluating the function of total joint implants. He currently holds academic appointments as a professor in the Orthopedic Surgery Department at Rush Medical College in Chicago, Illinois and as an adjunct professor in the College of Engineering of the University of Notre Dame. He holds undergraduate and doctorate degrees from the University of Vermont. He has worked in the orthopedic industry for over twenty (20) years and has extensive experience in the research and development, manufacture, and clinical investigation of orthopedic implants. He has authored more than 100 journal articles, book chapters, and published abstracts in orthopedics and engineering.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

THE BOARD OF DIRECTORS DEEMS THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS TO BE IN RTI BIOLOGICS’ BEST INTERESTS AND IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

CORPORATE GOVERNANCE

The Company’s Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. The board adheres to corporate governance practices, which practices the board and management believe promote this purpose, are sound and represent best practices.

Board of Directors

Our current Board of Directors consists of eleven members, a majority of whom have been determined by our Board to be “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market. The directors are Brian K. Hutchison, Guy L. Mayer, David J. Simpson, Philip R. Chapman, Peter F. Gearen, Michael J. Odrich, Gregory P. Rainey, Julianne M. Bowler, Udo Henseler, Roy D. Crowninshield, and Adrian J. R. Smith.

During 2007, the Board of Directors held ten meetings and executed one consent in lieu of a meeting. Each director attended each of such meetings, except Mr. Odrich, who could not attend one meeting. The Board of Directors also regularly holds executive sessions of the independent directors. All members of the Board of Directors attended our 2007 Annual Meeting of Stockholders. All of our directors are expected to attend the 2008 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, which assist our Board of Directors in discharging its responsibilities.

Audit	Compensation	Nominating and Governance
David J. Simpson (C)	Philip R. Chapman (C)	Michael J. Odrich (C)
Udo Henseler	David J. Simpson	Julianne Bowler
Julianne Bowler	Adrian J. R. Smith
Peter Gearen	Roy Crowninshield

(C) Chairman

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope of the annual audit and results thereof, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews documents filed with the Securities and Exchange Commission. Our Audit Committee is currently composed of Messrs. Simpson, Henseler, Gearen and Ms. Bowler. Our Board of Directors has determined that Mr. Simpson qualifies as an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. Our Board has also determined that each member of our Audit Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market and that each member satisfies the financial literacy requirements of The Nasdaq Stock Market. During 2007, our Audit Committee met seven times. The charter of our Audit Committee is available on our website at www.rtix.com/AuditCharter.aspx.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. Our Compensation Committee is currently composed of Messrs. Chapman, Simpson, Smith and Crowninshield. Our Board has determined that each member of our Compensation Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market. Our Compensation Committee met once during 2007. The charter of our Compensation Committee is available on our website at www.rtix.com/CompensationCharter.aspx.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at annual meetings of the stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its corporate governance oversight. Our Nominating and Governance Committee is currently composed of Mr. Odrich and Ms. Bowler. Our Board has determined that each member of the Nominating and Governance Committee is “independent” as defined in Rule 4200(a)(15) of The Nasdaq Stock Market. During 2007, the Nominating and Governance Committee met once to approve the nominees for election as directors. The charter of the Nominating and Governance Committee is available on our website at www.rtix.com/NominatingCharter.aspx.

Director Nomination Process

Stockholder Nominations

Our Nominating and Governance Committee reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so on or before the date on which stockholder proposals to be included in the proxy statement for the stockholder meeting must be received by us as set forth under “Stockholder Proposals.”

Director Qualifications

Members of our Board of Directors must have personal and professional integrity, demonstrate exceptional ability and judgment and shall be effective, in conjunction with other nominees and directors, collectively, in serving our and our stockholders’ long-term interests. We believe that having directors with relevant experience in business and other organizations of comparable size or in related industries is beneficial to us. The Nominating and Governance Committee may also consider such other factors as are in our and our stockholders’ best interests.

Identifying Nominees

The Nominating and Governance Committee identifies nominees by first identifying the desired skill and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit ideas for possible candidates from members of the Board, executive officers, individuals personally known to members of the Board, third party search firms and prospective candidates recommended by stockholders.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Senior Financial Professionals is available on our website at www.rtix.com/CodeOfEthics.aspx.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at www.rtix.com/CodeOfConduct.aspx.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has been an employee of ours. None of our executive officers serves as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

To our knowledge, our directors, executive officers and beneficial owners of more than ten percent of our common stock were in compliance in 2007 with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934 except as follows:

Michael T. Manley filed one late ownership report on Form 4 reporting a single transaction that occurred on May 14, 2007

Gregory P. Rainey filed one late ownership report on Form 4 reporting six transactions that occurred on May 15, 2007

Carolyn Shaffer filed one late ownership report on Form 4 reporting five transactions that occurred on August 24, 2007

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Offices/Position
Brian K. Hutchison	49	Chairman and Chief Executive Officer
Guy L. Mayer	56	President
Thomas F. Rose	57	Executive Vice President and Chief Financial Officer
Roger W. Rose	49	President, RTI Donor Services and Executive Vice President, Sports Medicine
Caroline A. Hartill	51	Chief Scientific Officer and Vice President, Quality Assurance & Regulatory Affairs

Brian K. Hutchison has served as our Chairman and Chief Executive Officer since February 2008. Mr. Hutchison joined RTI in December 2001 as President and Chief Executive Officer and was elected chairman of the Board of Directors in December 2002. Prior to this time, Mr. Hutchison served 12 years in various positions for Stryker, a leading worldwide medical services company. In 1999, Mr. Hutchison was named Senior Vice President and Chief Operating Officer of Stryker Howmedica Osteonics division and was instrumental in implementing the merger between Pfizer’s Howmedica Division and Stryker’s Osteonics Division. Mr. Hutchison served most recently as Vice President, Worldwide Product Development and Distribution. Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. Mr. Hutchison also completed the Program for Management Development from Harvard Business School in 1995.

Guy L. Mayer has served as our President since February 2008. Mr. Mayer previously served as president and Chief Executive Officer of Tutogen Medical, Inc. from January 2005 until our merger with Tutogen Medical in February, 2008. Prior to Tutogen, Mr. Mayer served for two years as Chairman and Chief Executive Officer of Visen Medical, a private biotech company focused on Molecular Imaging technologies. Prior to Visen, he served three years as President and Chief Executive Officer of ETEX Corporation, a private biomedical company based in Cambridge, Mass. For 13 years prior to joining ETEX, Mayer held various senior positions at Zimmer Inc., then a division of Bristol Myers Squibb, with sales in excess of $1.2 billion. Mr. Mayer is a graduate of the University of Ottawa and currently serves on the Board of Directors of Spire Corporation, as well as a number of private companies.

Thomas F. Rose was named Executive Vice President and Chief Financial Officer since February 2008. Mr. Rose also serves as Corporate Secretary to the Board of Directors. Mr. Rose joined RTI as Vice President and Chief Financial Officer in May 2002. Mr. Rose served the previous ten years as Vice President and Chief Financial Officer at A. M. Todd Group, an international flavor and fragrance company. From 1988 to 1991, Mr. Rose was Vice President and Corporate Controller for Sotheby’s Holdings Inc. in New York. Prior to this, Mr. Rose was an audit partner with Ernst & Whinney (currently Ernst & Young) in New York, providing audit, tax and consulting services for clients in a variety of industries for 15 years. Mr. Rose earned a bachelor’s degree in business administration from Western Michigan University in Kalamazoo. Mr. Rose has also completed numerous executive education courses at University of Michigan and Northwestern University focusing on strategy and organizational issues.

Roger W. Rose has served as our President of RTI Donor Services and Executive Vice President of Sports Medicine since February 2008. Mr. Rose joined RTI in October 2002 as Vice President of Donor Services and assumed additional responsibility for distribution and marketing in October 2003. Mr. Rose was named Executive Vice President with a focus on sports medicine in August 2004. Mr. Rose served seven years in various positions with Stryker, including Vice President of Sales and Vice President of Marketing for Stryker’s medical division. Mr. Rose also has extensive experience in healthcare sales and marketing with 20 years of service with healthcare companies such as Stryker, Johnson & Johnson, Herman Miller and Nellcor. Mr. Rose holds a bachelor’s degree in business administration from Western Michigan University and has completed continuing education courses in finance, medical marketing and leadership.

Caroline A. Hartill was named Chief Scientific Officer in March 2007. Ms. Hartill joined RTI in November 2001 and was named Vice President of Quality Assurance and Regulatory Affairs in January 2003. Prior to that, Ms. Hartill was an independent consultant working with biotechnology and medical device companies worldwide. Earlier, Ms. Hartill worked for the British Standards Institute (UK) and the Ministry of Defence (UK). Ms. Hartill earned a bachelor’s degree in health sciences from Birmingham University in England, as well as a master’s degree in management from the University of Wolverhampton in England. Ms. Hartill has also earned master’s level credits in sterilization science from Manchester University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

General. The Compensation Committee of our Board of Directors (the “Compensation Committee”), presently consisting of Messrs. Chapman, Smith, Crowninshield and Simpson, is responsible for the planning, review and administration of our executive compensation programs. The Board of Directors adopted a written charter for the Compensation Committee on March 5, 2004, a copy of which is available on our website at www.rtix.com/CompensationCharter.aspx.

Our primary corporate objective is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. The executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options and restricted stock agreements.

The Compensation Committee oversees our executive compensation programs. Our compensation programs include programs that are designed specifically for (1) our executive officers named in the Summary Compensation Table and other officers of the Company; and (2) a broad-base of Company employees. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other company officers and employees.

The Compensation Committee is composed entirely of independent, non-management members of the Board of Directors. Members of the Compensation Committee are eligible for awards under our Omnibus Stock Plan and 2004 Equity Incentive Plan. No Compensation Committee member participates in any of the Company’s other employee compensation programs. The Board of Directors has determined that none of the Compensation Committee members have any material business relationships with us.

The responsibilities of the Compensation Committee include the following:

•	reviewing and approving the Company’s general compensation strategy and objectives;

•

reviewing and approving the Company’s goals and objectives relevant to the executive officers compensation annually, evaluating the executive officers’ performance in light of such goals and objectives, and determining the executive officers’ compensation level based on this evaluation and other relevant information;

•

reviewing and approving annually the individual elements of total compensation for the executive officers, including annual salary, annual bonus and long-term incentive compensation, and reporting such determinations to the Board of Directors, as required;

•

reviewing and discussing with management the disclosures made in the Compensation Discussion and Analysis prior to the filing of the Company’s Annual Report on Form 10-K and Proxy Statement for the annual meeting of stockholders, and recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Form 10-K and Proxy Statement;

•

maintaining and reviewing with the Board of Directors a list of potential successors to the Chief Executive Officer, in the event of an emergency or retirement of the Chief Executive Officer on short notice;

•

making recommendations to the Board of Directors regarding employment agreements, severance agreements, change in control provisions and agreements and any special supplemental benefits applicable to the Company’s executive officers;

•

assuring that the Company’s incentive compensation program, including the annual and long-term incentive plans, is administered in a manner consistent with the Company’s compensation strategy in regards to participation, target awards, corporate financial goals and actual awards paid to executive officers;

•	approving and/or recommending to the Board of Directors new incentive compensation plans and equity-based compensation plans, and submitting for stockholder approval where appropriate;

•	approving annual salary levels for the Company’s executive officers;

•	reviewing the levels of stock ownership by the executive officers of the Company;

•	reviewing the Company’s employee benefit programs and recommending for approval all changes that may be subject to the approval of the stockholders or the Board of Directors; and

•	producing an annual compensation committee report for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations.

Compensation Consultant

Beginning in 2005, the Compensation Committee retained Watson, Wyatt and Associates Human Resource Consulting (“Watson, Wyatt and Associates”), an independent compensation consultant, to advise the Compensation Committee on all matters related to the executive officers’ compensation and general compensation programs.

The independent compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer competitors, and also provides guidance on industry best practices.

Peer Group and Compensation Targets

With the assistance of Management, the Compensation Committee selected a compensation peer group of companies consisting of six publicly-traded, medical device related companies (the “Peer Group”). The Peer Group is used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent. The Peer Group consists of the following companies: CryoLife, Inc., Exactech, Inc., Lifecell Corp., Osteotech, Inc., and Wright Medical Group, Inc. Prior to our merger with Tutogen Medical, Inc. the peer group also included Tutogen.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	drive and reward performance which supports the Company’s core values of integrity, leadership and performance;

•	provide a significant percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced executive officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

(i) Compensation should be related to performance

The Compensation Committee believes that a significant portion of an executive officer’s compensation should be tied not only to individual performance, but also to the performance of the executive officer’s function and to Company performance measured against both financial and non-financial goals and objectives. We also place emphasis on relative performance within the Peer Group as a means to ensure that we consistently deliver stockholder value.

During periods when performance meets or exceeds the established objectives, executive officers should be paid at or more than expected levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii) Incentive compensation should represent a large portion of executive officers, total officers’ compensation

The Company intends to minimize the amount of fixed compensation paid to executive officers in order to minimize costs when Company performance is not optimum. The larger portion of compensation should be paid in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executive officers have the incentive of increasing Company profitability and stockholder return in order to earn the major portion of their compensation package.

(iii) Compensation levels should be competitive

The Compensation Committee reviews the survey data to ensure that the compensation program is competitive. We believe that a competitive compensation program will enhance our ability to attract and retain executive officers.

(iv) Incentive compensation should balance short and long-term performance

The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executive officers are regularly provided both short and long-term incentives.

We provide executive officers and many employees with various means of becoming stockholders of the Company. These opportunities include stock option grants, and restricted stock awards.

The Compensation Committee believes that the mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Stock options and restricted stock awards create a focus on share price appreciation. Finally, restricted stock awards serve as a retention tool to ensure that recipients remain at the Company.

Financial Metrics Used in Compensation Programs

Several financial metrics are commonly referenced in defining Company performance for executive officer compensation. These metrics are defined here and their use in annual and long-term incentive programs is described below.

Earnings Per Share

To ensure compensation is proportional to the return on investment earned by stockholders, we use Earnings per Share (“EPS”) as a metric in the bonus plan for executive officers. EPS is a GAAP measure and generally defined as our net income divided by the average number of shares outstanding during that period.

Operating Cash Flow

A related metric used in the annual incentive calculations is operating cash flow. Operating Cash flow is a GAAP measure. We believe that Operating Cash Flow is useful because it is a consistent measure of the underlying results of our business. Furthermore, management uses it internally as a measure of the performance of our operations.

Increase in Revenue

A key driver for earnings per share and operating cash flow are increases in revenues. Increases in revenue are directly related to creation of shareholder value at the Company.

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, each compensation element of an executive officer. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels.

In addition, each year, the Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. Following this presentation and a review of the survey data, the Compensation Committee makes its own assessments and approves compensation for each executive officer.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for executive officers should consist of the following:

•	base salaries;

•	annual incentive plan;

•	long-term incentive compensation; and

•	retirement, and health and welfare benefits.

Base Salaries

Executive officer’s base salaries are targeted at median levels of the survey data. Base salaries are determined by evaluating an executive officer’s level of responsibility and experience and the Company’s performance.

Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the survey data. Individual performance is evaluated by reviewing the executive officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities.

In setting the base salary of the executive officers for fiscal year 2007, the Compensation Committee reviewed the compensation of comparable executive officers from the survey data. The Compensation Committee also considered the Company’s continuing achievement of its short- and long-term goals to:

•	achieve specific EPS and cash flow and revenue goals;

•	communicate strategy and financial results effectively; and

•	develop leadership capabilities.

The Compensation Committee based its compensation decisions on the Company’s performance related to the objectives listed above. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers.

The Compensation Committee reviews the survey data annually. The survey data and general economic conditions and marketplace compensation trends are evaluated with the assistance of an outside consultant. The Compensation Committee usually adjusts base salaries for executive officers when:

•	the current compensation demonstrates a significant deviation from the market data;

•	recognizing outstanding individual performance; or

•	recognizing an increase in responsibility.

The salaries paid to the executive officers during fiscal year 2007 are shown in the Summary Compensation Table.

Annual Bonus Plan

The Annual Bonus Plan provides executive officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide performance goals. The Compensation Committee approves the design of the annual incentive component of our compensation program to ensure alignment of executive officer pay with our annual (short-term) performance. Incentive bonuses are generally paid in cash in February or March of each year for the prior fiscal year’s performance.

The Compensation Committee approves a target incentive payout as a percentage of the base salary earned during the incentive period for each executive officer. These target percentages are based on competitive practices for each comparable position in the survey data. The incentive target percentage represents the executive officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

The Annual Bonus Plan establishes a set of financial metrics for each executive officer. These metrics are selected to drive annual performance. In 2007, quantitative metrics comprised 100% of the target incentive. The metrics included in the 2007 Annual Incentive Plan were the financial metrics of EPS and operating cash flow.

Annual Bonus Plan Weightings for 2007 for Named Executive Officers

	Mr. Hutchison	Mr. T. Rose	Mr. R. Rose	Ms. Hartill	Mr. Condon
Target Incentive Compensation (% of Base Salary)	62%	52%	48%	44%	43%

In 2007, bonuses were approved as follows: Mr. Hutchison ($97,500), Mr. T. Rose ($48,750), Mr. R. Rose ($61,116), Ms. Hartill ($37,500), and Mr. Condon ($34,200). These bonuses were awarded by the Compensation Committee based on achieving the Company’s financial targets during 2007 and approved by the Board of Directors. These bonuses were paid in February 2008.

The targets are based upon the budgets approved by the Board of Directors which the Board believes are achievable, but represent significant improvements over prior year’s performance.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total direct compensation package. Long-term incentives are consistent with our at-risk pay philosophy. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that are consistent with the survey data and based on each executive officer’s individual performance. Currently, we provide executive officers with stock options and restricted stock awards.

The Compensation Committee approved long-term incentive awards to executive officers in 2007 consisting of stock options.

The Compensation Committee approves the total stock options and restricted stock awards that will be made available to executive officers as well as the size of individual grants for each executive officer. The amounts granted to executive officers vary each year and are based on the executive officer’s performance, the survey data, as well as the executive officer’s total compensation package. Previous awards and grants, whether vested or unvested, have no impact on the current year’s awards and grants.

The long-term incentive information related to the executive officers during fiscal year 2007 is included in the Summary Compensation Table. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide executive officers with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market price. Stock options generally vest and become exercisable one-fifth annually after the original award date.

A stock option becomes valuable only if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest” thus, providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to make decisions designed to increase the market price of our stock.

The exercise prices of the stock options granted to the executive officers during fiscal year 2007 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Options generally are granted annually at the first board of directors meeting of the year, at the same time as grants to the general eligible employee population, after final determination of our previous year operating results. Our practice is that the exercise price for each stock option is the market value on the date of grant. Under our option plans, the Option Price shall not be less than the Fair Market Value of the shares on the date of grant.

There is a limited term in which the executive officers can exercise stock options, known as the option term. The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

In certain instances, stock options may vest on an accelerated schedule. Retirement may trigger accelerated vesting if an executive officer’s age plus years of service with us is greater than or equal to 65 years. In this instance, all unvested options will vest as of the retirement date, and the executive officer will have three or five years to exercise the options depending on the terms outlined in the stock option award agreement. However, the exercise window may not exceed the original option term.

Additionally, death or disability while employed with the Company will cause all stock options to vest automatically and become exercisable per the terms outlined in the stock option award agreement.

Restricted Stock Awards

Restricted stock awards (“RSAs”) are intended to retain key employees, including the executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

RSAs generally are awarded periodically and determined by the Compensation Committee. RSAs are shares of our Common Stock that are awarded with the restriction that the executive officer remains with us until the date of vesting. RSAs generally vest one-third annually after the original award date. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our executive officers. Executive officers are allowed to vote RSAs as a stockholder based on the number of shares held free of restriction.

Any unvested RSAs generally are forfeited if the executive officer terminates employment with the Company or if the executive officer fails to meet the continuing employment restriction outlined in the RSA agreement. In the event of death or disability, any unvested RSAs are immediately vested.

No RSAs were awarded in fiscal 2007.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the Company’s stockholders. We may from time to time pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to APB 25 and FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life insurance and disability programs offer benefit amounts specific to executive officers.

We offer retirement programs that are intended to supplement the employee’s personal savings and social security. The program includes RTI Biologics, Inc. Retirement Plan which is a 401(k) plan. All U.S. employees, including executive officers, are generally eligible for the 401(k) Plan.

We adopted the 401(k) Plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute up to 100% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries and commissions from the Company. Employee contributions are matched in cash by us at the rate of $1.00 per $1.00 employee contribution for the first 6% of the employee’s salary. Employee’s contributions vest immediately and the employer’s contributions vest after the employee has three years of service with the Company. The 401(k) Plan provides for over twenty different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) Plan does not provide our employees the option to invest directly in the Company’s stock. The 401(k) Plan offers in-service withdrawals in the form of loans, hardship distributions and age 59.5 distributions. The 401(k) Plan benefits are payable pursuant to the participant’s election.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•

Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $500,000 for executive officers. In addition, we also pay 100% of the premium for a $50,000 term life insurance policy for the executive officer, and all officers and employees of the company

•

Short-Term and Long-Term Disability: We pay 100% of the premium cost for these benefit programs for executive officers. The short-term disability program provides income replacement at 60% of base pay level for up to eleven weeks or recovery. The program then pays 60% of the base pay level beginning on week twelve up to age 65.

•	Executive Physical Program: At our expense each executive officer is allowed to have a complete and professional personal physical exam on an annual basis.

Severance Plan

The Company did not have a severance plan for executive officers during 2007.

Employment Agreements

We entered into an employment agreement with Mr. Hutchison effective December 1, 2001. The agreement provided for an annual base salary of $350,000 for the first two years, after which his salary has been reviewed annually by our Board of Directors. Mr. Hutchison’s base salary for 2007 was $414,615. The agreement had an initial term ending on November 30, 2004, and has been renewed for successive one-year periods. Mr. Hutchison is also eligible to receive an annual bonus in an amount to be determined by our Board of Directors provided we achieve certain specified goals. When he entered into the employment agreement with us, Mr. Hutchison received a sign-on bonus and related tax gross-up totaling $61,400, temporary housing and moving expenses and an option to purchase 500,000 shares of our common stock. In March 2007, March 2006, June 2005, April 2004, April 2003 and May 2002, Mr. Hutchison received additional options to purchase 30,000, 40,000, 100,000, 40,000, 20,000 and 600,000, respectively, shares of our common stock. All of these options are subject to stock option agreements under which one-fifth of the option vests on each anniversary date of the grant.

Our agreement with Mr. Hutchison provides for us to pay for a $1.0 million life insurance policy payable to a beneficiary of Mr. Hutchison’s choosing. Mr. Hutchison is also eligible to receive standard employee benefits and matching contributions to our 401(k) plan of up to 6% of his salary up to the maximum excludable dollar amount permitted by the Internal Revenue Code. If we terminate Mr. Hutchison without “cause,” he will be entitled to severance pay equal to his salary and benefits for one year from the date of termination. In the event of termination for “cause,” Mr. Hutchison will not be entitled to severance pay. In either case, or in the case of a voluntary termination by Mr. Hutchison, he will be precluded from competing with us for two years following termination.

We entered into an employment agreement with Mr. Guy L. Mayer effective February 27, 2008, which has a term of two years. The initial annual salary is $400,000, subject to a potential upward adjustment after the first year. In addition, Mr. Mayer will be eligible to receive a discretionary cash bonus of 60% of his base salary in the event the plans and targets that are determined by our Board of Directors are met. Further, Mr. Mayer will be eligible to receive stock option grants and other equity-based awards at such times and in such amounts as determined by our Board of Directors or compensation committee. In the event that Mr. Mayer voluntarily terminates the employment agreement, he will be entitled only to his salary and other benefits otherwise due him through his last day on payroll. In the event that Mr. Mayer (i) is terminated without cause and other than for death, incompetence or disability, (ii) terminates his employment for good reason, (iii) continuously serves as President during the entire two year term, or (iv) continuously serves as the President during the first year of employment, and Mr. Mayer and the Chief Executive Officer agree in writing Mr. Mayer should transition to the role of consultant, then we have agreed to engage Mr. Mayer as a consultant in exchange for compensation equal to his regular annual salary during the two-year period subsequent to such termination, or the expiration of the employment term, as the case may be.

We entered into an employment agreement with Mr. Thomas Rose effective May 1, 2002. The agreement provided for an annual base salary of $180,000 for the first two years, after which his salary has been reviewed annually. Mr. Thomas Rose’s base salary for 2007 was $241,939. The agreement had an initial term ending on April 30, 2004, and has been renewed for successive one-year periods. Mr. Thomas Rose is also eligible to receive a bonus at any time during the year, or after the close of the year. When he entered into the agreement, Mr. Thomas Rose also received an option to purchase 200,000 shares of our common stock. In March 2007, March 2006, June 2005, April 2004 and April 2002, Mr. Thomas Rose received additional options to purchase 30,000, 20,000, 50,000, 20,000, and 20,000, respectively, shares of our common stock. All of these options are subject to stock option agreements under which one-fifth of the option vests on each anniversary date of the grant.

We entered into an employment agreement with Mr. Roger Rose effective October 4, 2002. The agreement provided for an annual base salary of $175,000 for the first year, after which his salary has been reviewed annually. Mr. Roger Rose’s base salary for 2007 was $247,308. The agreement had an initial term ending on October 20, 2005, and has been renewed for successive one-year periods. Mr. Roger Rose is also eligible to receive a bonus during the first calendar quarter of each year of the agreement. When he entered into the agreement, Mr. Roger Rose also received an option to purchase 100,000 shares of our common stock and a signing bonus of $40,000. In March 2007, March 2006, June 2005, August 2004, April 2004 and April 2003, Mr. Roger Rose received additional options to purchase 30,000, 20,000, 50,000, 20,000, 20,000, and 20,000, respectively, shares of our common stock. All of these options are subject to stock option agreements under which one-fifth of the option vests on each anniversary date of the grant.

Change in Control Agreements

The Company does not have a Change in Control Agreement in place for executive officers.

Indemnification Agreements

The Company does not have indemnification agreements with executive officers.

Restricted Stock Awards

Upon vesting of a restricted stock award and after the payment of the taxes due as a result of vesting, the executive officer is allowed to sell his vested shares.

Exercise of Stock Options

Upon exercise of a stock option and after netting down the shares to pay the taxes due as a result of exercise, the executive officer is allowed to sell his vested stock options.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation for fiscal 2007 awarded to, earned by or paid to our chief executive officer, our chief financial officer and each of the other three most highly compensated executive officers who were serving as executive officers at December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (6)	Option Awards ($) (6)	All Other Compensation ($)		Total ($)

Brian K. Hutchison Chairman, President and Chief Executive Officer	2007	414,615	97,500	23,145	421,798	17,548	(1)	974,606

Thomas F. Rose Vice President, Chief Financial Officer and Secretary	2007	241,939	48,750	11,572	201,486	20,838	(2)	524,585

Roger W. Rose Executive Vice President	2007	247,308	61,116	11,572	274,569	22,322	(3)	616,887

Caroline A. Hartill Vice President of Quality Assurance and Regulatory Affairs and Chief Scientific Officer	2007	223,270	37,500	11,572	155,725	13,152	(4)	441,219

Joseph W. Condon Former Vice President of Operations	2007	207,311	34,200	11,572	208,768	19,418	(5)	481,269

(1)	Includes matching contributions under our 401(k) Plan of $10,363, payment of $5,309 for health and dental insurance and payment of $1,876 for term life insurance.
(2)	Includes matching contributions under our 401(k) Plan of $14,100, payment of $5,086 for health and dental insurance and payment of $1,652 for term life insurance.
(3)	Includes matching contributions under our 401(k) Plan of $15,919, payment of $5,309 for health and dental insurance, payment of $1,094 for term life insurance.
(4)	Includes matching contributions under our 401(k) Plan of $11,296, payment of $877 for health and dental insurance and payment of $979 for term life insurance.
(5)	Includes matching contributions under our 401(k) Plan of $12,717, payment of $4,641 for health and dental insurance and payment of $2,060 for term life insurance.
(6)	Reflects the dollar amount recognized for financial statement reporting purposes during 2007, in accordance with FAS 123(R), and thus includes amounts from stock options and restricted stock awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 3 to our financial statements for the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

This table discloses the actual numbers of stock options granted during 2007 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity incentive plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)		Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Brian K. Hutchison	3/2/2007	—	260,000	260,000	—	30,000	(2)	7.25	162,858
Thomas F. Rose	3/2/2007	—	130,000	130,000	—	30,000	(2)	7.25	162,858
Roger W. Rose	3/2/2007	—	120,000	120,000	—	30,000	(2)	7.25	162,858
Caroline A. Hartill	3/2/2007	—	100,000	100,000	—	30,000	(2)	7.25	162,858
Joseph W. Condon	3/2/2007	—	90,000	90,000	—	30,000	(2)	7.25	162,858

(1)	These amounts represent the threshold, target, and maximum bonuses payable to each executive under the Company’s 2007 Bonus Plan.
(2)	Such options were granted on March 2, 2007 pursuant to our 2004 Equity Incentive Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from March 2, 2008 through March 2, 2012. Such options will vest immediately upon a change of control of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2007 for executive officers. The table shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $8.68 a share (the closing market price of the Company’s stock on December 31, 2007).

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brian K. Hutchison (1)	500,000	—	4.80	5/29/2012			—	—
	40,000	60,000	6.18	6/27/2015			—	—
	—	30,000	7.25	3/2/2017			—	—
	8,000	32,000	7.28	3/7/2016			—	—
	16,000	4,000	9.33	4/28/2013			—	—
	24,000	16,000	10.04	4/26/2014			—	—
	500,000	—	10.13	12/3/2011			—	—
					6,667	39,067	—	—
Thomas F. Rose (2)	200,000	—	4.80	5/29/2012			—	—
	20,000	30,000	6.18	6/27/2015			—	—
	—	30,000	7.25	3/2/2017			—	—
	4,000	16,000	7.28	3/7/2016			—	—
	16,000	4,000	9.33	4/28/2013			—	—
	12,000	8,000	10.04	4/26/2014			—	—
					3,333	19,533	—	—
Roger W. Rose (3)	20,000	30,000	6.18	6/27/2015			—	—
	—	30,000	7.25	3/2/2017			—	—
	4,000	16,000	7.28	3/7/2016			—	—
	100,000	—	8.70	10/21/2012			—	—
	12,000	8,000	9.18	8/9/2014			—	—
	16,000	4,000	9.33	4/28/2013			—	—
	12,000	8,000	10.04	4/26/2014			—	—
					3,333	19,533	—	—
Caroline A. Hartill (4)	40,000	—	4.80	5/29/2012			—	—
	20,000	30,000	6.18	6/27/2015			—	—
	—	30,000	7.25	3/2/2017			—	—
	4,000	16,000	7.28	3/7/2016			—	—
	16,000	4,000	9.33	4/28/2013			—	—
	12,000	8,000	10.04	4/26/2014			—	—
	40,000	—	10.07	11/12/2011			—	—
					3,333	19,533	—	—
Joseph W. Condon (5)	8,000	12,000	6.18	6/27/2015			—	—
	—	30,000	7.25	3/2/2017			—	—
	2,000	8,000	7.28	3/7/2016			—	—
	6,000	4,000	9.18	8/9/2014			—	—
	12,000	8,000	10.04	4/26/2014			—	—
	40,000	10,000	13.15	6/16/2013			—	—
					3,333	19,533	—	—

(1)	Mr. Hutchison holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

500,000 stock options granted on May 29, 2002. 100,000 stock options vested on each of May 29, 2003, 2004, 2005, 2006 and 2007.

100,000 stock options granted on June 27, 2005. 20,000 stock options vested on each of June 27, 2006 and 2007. 20,000 stock options will vest on each of June 27, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008. 6,000 stock options will vest on each of March 2, 2009, 2010, 2011 and 2012.

40,000 stock options granted on March 7, 2006. 8,000 stock options vested on each of March 7, 2007 and 2008. 8,000 stock options will vest on each of March 7, 2009, 2010 and 2011.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

40,000 stock options granted on April 26, 2004. 8,000 stock options vested on April 26 2005, 2006, 2007 and 2008. 8,000 stock options will vest on April 26, 2009.

500,000 stock options granted on December 3, 2001. 100,000 stock options vested on each of December 3, 2002, 2003, 2004, 2005 and 2006.

10,000 restricted stock awards granted March 2, 2006. 3334 restricted stock awards vested on March 7, 2007; 3,333 vested on March 7, 2008; and 2008 and 3,333 will vest on March 7, 2009.

(2)	Mr. Thomas Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

200,000 stock options granted on May 29, 2002. 40,000 stock options vested on each of May 29, 2003, 2004, 2005, 2006 and 2007.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007 and 2008. 10,000 stock options will vest on each of June 27, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008. 6,000 stock options will vest on each of March 2, 2009, 2010, 2011 and 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007 and 2008. 4,000 stock options will vest on each of March 7, 2009, 2010 and 2011.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007 and 2008. 4,000 stock options will vest on April 26, 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards will vest on March 7, 2009.

(3)	Mr. Roger Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006 and 2007. 10,000 stock options will vest on each of June 27, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008. 6,000 stock options will vest on each of March 2, 2009, 2010, 2011 and 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007 and 2008. 4,000 stock options will vest on each of March 7, 2009, 2010 and 2011.

100,000 stock options granted on October 21, 2002. 20,000 stock options vested on each of October 21, 2003, 2004, 2005, 2006 and 2007.

20,000 stock options granted on August 9, 2004. 4,000 stock options vested on each of August 9, 2005, 2006, 2007 and 2008. 4,000 stock options will vest on August 9, 2009.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007 and 2008. 4,000 stock options will vest on April 26, 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards will vest on March 7, 2009.

(4)	Ms. Hartill holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

40,000 stock options granted on May 29, 2002. 8,000 stock options vested on each of May 29, 2003, 2004, 2005, 2006 and 2007.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007 and 2008. 10,000 stock options will vest on each of June 27, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on March 2, 2008. 6,000 stock options will vest on each of March 2, 2009, 2010, 2011 and 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007 and 2008. 4,000 stock options will vest on each of March 7, 2009, 2010 and 2011.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007 and 2008. 4,000 stock options will vest on April 26, 2009.

40,000 stock options granted on November 12, 2001. 8,000 stock options vested on each of November 12, 2002, 2003, 2004, 2005 and 2006.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards will vest on March 7, 2009.

(5)	As of December 31, 2007, Mr. Condon held the following stock options which vested 20% per year over a five-year period from the date of grant and a restricted stock award which vested 33.3% per year over a three-year period from the date of grant:

20,000 stock options granted on June 27, 2005. 4,000 stock options vested on each of June 27, 2006 and 2007. 4,000 stock options would have vested on each of June 27, 2008, 2009 and 2010.

30,000 stock options granted on each of March 2, 2007 and 2008. 6,000 stock options would have vested on each of March 2, 2009, 2010, 2011 and 2012.

10,000 stock options granted on March 7, 2006. 2,000 stock options vested on each of March 7, 2007 and 2008. 2,000 stock options would have vested on each of March 7, 2009, 2010 and 2011.

10,000 stock options granted on August 9, 2004. 2,000 stock options vested on each of August 9, 2005, 2006 and 2007. 2,000 stock options would have vested on each of August 9, 2008 and 2009.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006 and 2007. 4,000 stock options would have vested on each of April 26, 2008 and 2009.

50,000 stock options granted on June 16, 2003. 10,000 stock options vested on each of June 16, 2004, 2005, 2006 and 2007. 10,000 stock options would have vested on June 16 2008.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards would have vested on March 7, 2009.

(6)	Based on the closing price of our Common Stock of $8.68 on The Nasdaq Stock Market on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to: (1) exercises of stock options during fiscal year 2007 and (2) vested restricted stock awards held at December 31, 2007 by the persons named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#) (1)
Brian K. Hutchison	—	—	3,334	$28,939
Thomas F. Rose	—	—	1,667	14,470
Roger W. Rose	—	—	1,667	14,470
Caroline A. Hartill	—	—	1,667	14,470
Joseph W. Condon	—	—	1,667	14,470

(1)	Based on the closing price of our Common Stock of $8.68 on The Nasdaq Stock Market on December 31, 2007.

DIRECTOR COMPENSATION

Our directors who are also our employees or officers do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings of our Board of Directors. Our non-employee directors are eligible to receive an annual retainer of $25,000, to be paid in quarterly installments. In addition, our non-employee directors are eligible to receive an attendance fee of $5,000 per meeting, $500 for teleconference meetings and $2,000 per committee meeting and reimbursement for their expenses incurred relating to their attendance at meetings of the Board of Directors and committees thereof. The Chairman of our Audit Committee receives additional annual compensation of $15,000 in recognition of the increased responsibilities of the Audit Committee as a result of rules and regulations enacted by the Securities and Exchange Commission and The Nasdaq Stock Market pursuant to the Sarbanes-Oxley Act of 2002. The Chairman of our Compensation Committee receives additional annual compensation of $10,000.

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive awards under our Omnibus Stock Plan and our 2004 Equity Incentive Plan. In 2004, all of our non-employee directors received a grant of an option to purchase 30,000 shares of our common stock at an exercise price of $10.04 per share. Each such option vested over a period of three years. Such options will vest immediately upon a change of control of the Company. In 2005, no non-employee directors received a grant of options to purchase shares of our common stock. In 2006, our non-employee director, Philip R. Chapman, received a grant of 30,000 options at an exercise price of $7.00 per share to purchase shares of our common stock. This option is subject to a stock option agreement under which one-third of the option vests each anniversary date of the grant. Upon Mr. Rainey’s election as non-employee director on March 7, 2007, Mr. Rainey received a grant of an option to purchase 30,000 shares of our common stock at an exercise price of $7.62 per share. Such option vested as to 10,000 shares on March 7, 2008 and will vest as to an additional 10,000 shares on each of March 7, 2009 and March 7, 2010. Upon the election of Julianne M. Bowler as non-employee director in May 14, 2007, Ms. Bowler received a grant of an option to purchase 30,000 shares of our common stock at an exercise price of $9.57 per share. Such option vested as to 10,000 shares on May 14, 2008 and will vest as to an additional 10,000 shares on each of March 7, 2009 and May 14, 2010.

The following table discloses the cash fees and option awards and total compensation earned, paid or awarded, as the case may be, to each of the Company’s directors during the fiscal year ended 2007. Columns disclosing compensation under the headings “Stock Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in fiscal 2007.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
Philip R. Chapman	74,000	74,416	148,416
Peter F. Gearen	65,500	66,691	132,191
Michael J. Odrich	57,500	66,691	124,191
David J. Simpson	77,000	66,691	143,691
Gregory P. Rainey	50,375	43,689	94,064
Julianne M. Bowler	31,000	42,391	73,391

(1)	Includes annual cash retainer and fees for serving on our Board and committees of our Board.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes during 2007, in accordance with FAS 123(R), and thus includes amounts from stock options and restricted stock awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 3 to our financial statements for the fiscal year ended December 31, 2007. The aggregate number of option awards outstanding for each director as of December 31, 2007 is as follows: Philip R. Chapman, 76,629; Peter F. Gearen, 98,800; Michael J. Odrich, 98,840; David J. Simpson, 73,000; Gregory P. Rainey, 30,000; and Julianne M. Bowler, 30,000. None of our non-employee directors held stock awards as of December 31, 2007

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

Philip R. Chapman (Chairman)

David J. Simpson

Peter F. Gearen

Mr. Roy D. Crowninshield and Mr. Adrian J. R. Smith joined the Compensation Committee in February, 2008 and consequently did not participate in the review, discussion and recommendations relating to the Compensation Committee Report.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of June 16, 2008 regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Biologics, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amound and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison(2)	1,280,200	2.3
Thomas F. Rose(3)	290,501	*
Roger W. Rose(4)	202,003	*
Caroline A. Hartill(5)	160,001	*
Joseph W. Condon(6)	94,002	*
Guy L. Mayer(7)	549,000	1.0
David J. Simpson(8)	63,157	*
Philip R. Chapman(9)	107,688	*
Peter F. Gearen(10)	88,800	*
Gregory P. Rainey(11)	15,000	*
Julianne M. Bowler(12)	10,000	*
Michael J. Odrich(13)	1,693,925	3.1
Roy D. Crowninshield(14)	75,640	*
Udo Henseler(15)	29,890	*
Adrian J.R. Smith(16)	29,890	*

Zimmer Holdings, Inc.(17)
345 East Main Street
Warsaw, IN 46580	6,462,491	11.8

Gagnon Securities LLC(18)
1370 Avenue of the Americas Suite 2002
New York, NY 10019-4602	4,091,453	7.5

All executive officers and directors, including those named as a group (15 persons) (19)	4,689,697	8.2

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after June 16, 2008 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.
(2)	Includes currently-exercisable options to purchase 1,114,000 shares of our common stock, and options to purchase an additional 20,000 shares of common stock that will vest on June 27, 2008.

(3)	Includes currently-exercisable options to purchase 270,001 shares of our common stock, and options to purchase an additional 10,000 shares of common stock that will vest on June 27, 2008.
(4)	Includes currently-exercisable options to purchase 182,003 shares of our common stock, options to purchase an additional 10,000 shares of common stock that will vest on June 27, 2008, and options to purchase an additional 3,999 shares of common stock that will vest on August 9, 2008.
(5)	Includes currently-exercisable options to purchase 150,001 shares of our common stock, and options to purchase an additional 10,000 shares of common stock that will vest on June 27, 2008.
(6)	Includes currently-exercisable options to purchase 80,002 shares of our common stock.
(7)	Includes currently-exercisable options to purchase 549,000 shares of our common stock.
(8)	Includes currently-exercisable options to purchase 53,000 shares of our common stock. Mr. Simpson also holds 10,000 shares of common stock and his wife owns 157 shares of common stock as part of an individual retirement account. Mr. Simpson disclaims beneficial ownership of all shares other than those held in his name.
(9)	Includes currently-exercisable options to purchase 66,629 shares of our common stock.
(10)	Includes currently-exercisable options to purchase 78,800 shares of our common stock.
(11)	Includes currently-exercisable options to purchase 10,000 shares of our common stock.
(12)	Includes currently-exercisable options to purchase 10,000 shares of our common stock.
(13)	Includes currently-exercisable options to purchase 14,440 shares of our common stock. We have been advised that Mr. Odrich has investment control with respect to shares of our common stock held by LB I Group, Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, Inc. The LB I holding includes currently-exercisable options to purchase 64,400 shares of our common stock. Mr. Odrich disclaims beneficial ownership of all shares other than those held in his name.
(14)	Includes currently-exercisable options to purchase 51,240 shares of our common stock.
(15)	Includes currently-exercisable options to purchase 29,890 shares of our common stock.
(16)	Includes currently-exercisable options to purchase 29,890 shares of our common stock.
(17)	Information is derived from the Schedule 13G, filed February 27, 2008 by Zimmer Holdings, Inc. with the Securities and Exchange Commission. Such filing states that Zimmer Holdings, Inc. is deemed to have beneficial ownership as of February 27, 2008 of 6,462,491 shares.
(18)	Information is derived from the Schedule 13G, filed March 17, 2008 by Gagnon Securities LLC with the Securities and Exchange Commission. N. Gagnon beneficially owns 4,069,669 shares of our common stock, which amount includes (i) 493,172 shares beneficially owned by Mr. Gagnon over which he has sole voting power and sole dispositive power; (ii) 72,687 shares beneficially owned by Mr. Gagnon over which he has sole voting power and shared dispositive power; (iii) 312,552 shares beneficially owned by L. Gagnon, Mr. Gagnon’s wife, over which Mr. Gagnon has shared voting power and shared dispositive power; (iv) 17,370 shares beneficially owned by Mr. Gagnon and Mrs. Gagnon as Joint Tenants with Rights of Survivorship, over which he has shared voting power and shared dispositive power; (v) 70,217 shares held by the Lois E. and Neil E. Gagnon Foundation, of which Mr. Gagnon is a trustee and over which he has shared voting power and shared dispositive power; (vi) 108,185 shares held by the Gagnon Family Limited Partnership, of which Mr. Gagnon is a partner and over which he has shared voting power and shared dispositive power; (vii) 90,825 shares held by the Gagnon Grandchildren Trust, over which Mr. Gagnon has shared dispositive power but no voting power; (viii) 1,017,016 shares held by four hedge funds (collectively, the “Funds”), of which Mr. Gagnon is either a member of the general partner or the managing member and over which he has sole dispositive power and sole voting power; (ix) 3,207 shares held by the Gagnon Securities LLC Profit Sharing Plan and Trust (the “Plan”) of which Mr. Gagnon is a Trustee and over which Mr. Gagnon has sole dispositive power and sole voting power; (x) 8,776 shares held by the Plan over which Mr. Gagnon has shared dispositive power and sole voting power; and (xi) 1,875,662 shares held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive power but no voting power.
(19)	Includes options to purchase 2,753,296 shares of our common stock.

AUDIT MATTERS

Independent Public Accountant

The Audit Committee has appointed Deloitte & Touche LLP, independent registered public accounting firm, to audit our accounts for the year 2008. We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2007 and 2006, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years were $626,000 and $608,000, respectively.

Audit Related Fees

Deloitte rendered no professional services for audit-related services for the fiscal years ended December 31, 2007 or 2006.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and 2006 totaled $21,000 and $64,000, respectively.

All Other Fees

The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under “Audit Fees”, “Audit Related Fees”, and “Tax Fees”, for the fiscal years ended December 31, 2007 and 2006 were $254,000 and $41,000, respectively. All other fees principally relate to merger-related services and benefit plan consulting services. The Audit Committee has determined that the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. The Audit Committee shall pre-approve any additional audit services and permissible non-audit services. All “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Messrs. Simpson, Henseler, Gearen and Ms. Bowler. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The Board of Directors adopted an amended written charter for the Audit Committee on October 27, 2003, which is available on our website at www.rtix.com/AuditCharter.aspx. Under the Charter of the Audit Committee, the Audit Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, and pre-approval of the current year audit and non-audit fees with the Company’s independent auditor.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2007, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche LLP, the Company’s Independent Auditor for 2007. Deloitte & Touche discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by the Statement on Auditing Standards No. 114, as amended, “Communication with Audit Committees.” The Audit Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees.” The Audit Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company’s financial statements and not related to the review provision of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of management’s assessment of the Company’s internal control over financial reporting and its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche the interim financial information included in the March 31, 2007, June 30, 2007 and September 30, 2007 Form 10-Qs prior to their being filed with the SEC. The Audit Committee also reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2007 with management and Deloitte & Touche. Deloitte & Touche informed the Audit Committee that the Company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also monitored and reviewed the Company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, The Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,

David J. Simpson (Chairman)
Julianne M. Bowler
Peter F. Gearen

Mr. Udo Henseler joined the Audit Committee in February, 2008 and consequently did not participate in the review, discussion and recommendations relating to the Audit Committee Report

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2007, the Company recognized revenues of $1,496,000 on distributions from Stryker, Spine Division, a division of Stryker Corporation (Stryker), representing 1.6% of our total revenues. Accounts receivable from Stryker totaled $727,000 at December 31, 2007. During the years ended December 31, 2007, 2006 and 2005, the Company recognized revenues of $0, $0 and $3,949,000, respectively, on distributions from Stryker Endoscopy, representing 0%, 0% and 5.3%, respectively, of our total revenues. Accounts payable from Stryker Endoscopy totaled $52,000, $52,000 and $44,000 at December 31, 2007, 2006 and 2005, respectively.

Two members of our board of directors previously served as officers of Stryker.

CCI Performance Group, a sales and marketing consulting company of which a member of our board of directors is president and sole owner, has provided sales and marketing services to the Company since 2005. During 2007 the Company paid CCI Performance Group $35,000 in consulting fees and related expenses. These services were rendered prior to the board members election to the Company’s board of directors.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Biologics, Inc.

11621 Research Circle

Alachua, Florida 32615

Telephone: (386) 418-8888

Our 2007 Form 10-K is also available through our website at www.rtix.com/SEC.aspx. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2009 must be received by us no later than December 1, 2008 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to the Annual Meeting.

X PLEASE MARK VOTES REVOCABLE PROXY With- For All

AS IN THIS EXAMPLE RTI BIOLOGICS, INC. For hold Except

(1) ELECTION OF DIRECTORS for all

THIS PROXY IS SOLICITED BY nominees listed (except as marked to the

THE BOARD OF DIRECTORS FOR THE contrary below):

ANNUAL MEETING OF STOCKHOLDERS Peter F. Gearen

TO BE HELD ON JULY 29, 2008 Michael J. Odrich

Adrian J. R. Smith

The undersigned, a stockholder of RTI Biologics, Inc. (the “Corporation”), Udo Henseler

hereby constitutes and appoints Brian K. Hutchison and Thomas F. Rose and each of them, the true and lawful proxies and attorneys-in-fact of the INSTRUCTION: To withhold authority to vote for any individual undersigned, with full power of substitution in each of them, to vote all shares nominee, mark “For All Except” and write that nominee’s name in the of Common Stock of the Corporation which the undersigned is entitled to vote space provided below.

at the Annual Meeting of Stockholders of the Corporation to be held on

Tuesday, July 29, 2008, and at any and all adjournments or postponements thereof, as follows:

(2) In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in item 1. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR DIRECTORS.

Any and all proxies heretofore given by the undersigned are hereby revoked.

Please be sure to sign and date Date

this Proxy in the box below.

Stockholder sign above Co-holder (if any) sign above

+ +

Detach above card, sign, date and mail in postage paid envelope provided.

RTI BIOLOGICS, INC.

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held .by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.